UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2021
TURNING POINT BRANDS, INC.
(Exact name of registrant as specified in its charter)
Delaware	001-37763	20-0709285
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5201 Interchange Way Louisville, KY	40229
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 778-4421

(Former name or former address if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TPB	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 18, 2021, Peggy H. Hebard notified the Board of Directors (the “Board”) of Turning Point Brands, Inc. (the “Company”) of her intention to resign as a director of the Company and a member of the Audit Committee and Compensation Committee of the Board, effective immediately in order to pursue other opportunities. Ms. Hebard’s resignation was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

On March 22, 2021, upon the recommendation of its Nominating and Corporate Governance Committee, the Board elected Assia Grazioli-Venier to fill the vacancy left by Ms. Hebard’s departure.  Ms. Grazioli-Venier will also serve as a member of the Audit Committee of the Board.

In addition, on March 22, 2021, upon the recommendation of its Nominating and Corporate Governance Committee, the Board determined to increase the size of the Board to eight members and to elect Stephen Usher to fill the vacancy resulting from the increase in Board size. Mr. Usher will also serve as a member of the Compensation Committee of the Board.   Prior to September 2019, the Company’s Board consisted of eight members.  The size of the Board was temporarily decreased in September 2019 in connection with the decision by the Company’s former chairman to retire.

Each of Ms. Grazioli-Venier and Mr. Usher will be compensated in accordance with the Company’s compensation program for non-employee directors.

Neither Ms. Grazioli-Venier nor Mr. Usher have any transactions reportable under Item 404(a) of Regulation S-K.  Mr. Usher is currently an employee of Standard General, L.P., the beneficial owner of 21.2% of the Company’s common stock.  Mr. Usher was not elected as a result of any arrangements between Standard General, L.P. and the Company.

Biographical information for Ms. Grazioli-Venier and Mr. Usher follows:

Assia Grazioli-Venier is a founding partner of Muse Capital, established in 2016. Muse Capital is a seed-stage consumer fund, focused on investments in the future of motherhood/parenting, online education, telehealth and wellness, fintech, media and entertainment ventures. From 2006 to 2008, Ms. Grazioli-Venier served as Creator and Head of TV, Radio & Digital for Ministry of Sound, one of the leading music brands/record labels in Europe, which later sold to Warner Music. In 2010, she joined Spotify, where she advised on global strategic initiatives and business expansion efforts for over five years. Ms. Grazioli-Venier has served on a number of Boards in both the for-profit and non-profit sectors, including Northzone, one of Europe’s leading technology investment partnerships whose portfolio includes Spotify and Kahoot; the Sports Leadership Board, a women’s leadership board composed of female executives from the sports, media, and technology industries; the publicly-listed Juventus Football Club (JUVE.MI) since 2012, where she is the first female and youngest board member to serve in such a role in the 120-year history of the club; the Marquee Raine Acquisition Corp SPAC, which focuses on acquisitions in the sports and entertainment space; AllRaise, which focuses on economic empowerment; and Impact46, an innovative social impact firm. Ms. Grazioli-Venier holds a Bachelor of Arts with Honors from Barnard College and completed the London Business School’s Emerging Leaders Programme.

Stephen Usher joined Standard General in 2009 as a Partner and manages the firm’s business development activity.  He was formerly a Founding Partner of Serengeti Asset Management, where he managed the firm’s business development activity and built out its credit trading business from 2007 to 2008.  Mr. Usher spent more than a decade at Goldman Sachs (“Goldman”) from 1996 to 2006, during which time he built out Goldman's European distressed bond and bank debt sales and sourcing effort in London, and worked for Goldman’s distressed bank loan and bond sales and trading group in New York.  He began his career at Citibank in leveraged loan sales from 1991 to 1993.  Mr. Usher is currently a member of the Board of Directors of Harlem School of the Arts.  He holds a Bachelor of Arts from Wesleyan University, where he is a member of the President’s Council.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURNING POINT BRANDS, INC.

Date: March 23, 2021	By:	/s/ Brittani Cushman
	Name:	Brittani Cushman
	Title:	Senior Vice President, General Counsel and Secretary